Exhibit 10.23

CONFIDENTIALITY, NON-COMPETITION AND TERMINATION BENEFITS

AGREEMENT

This Confidentiality, Non-Competition and Termination Benefits Agreement (“Agreement”) is entered into effective as of November 20, 2002 between James E. Skinner (“Executive”) and The Neiman Marcus Group, Inc., a Delaware corporation, (“NMG”), and replaces and supersedes in its entirety that certain Termination and Change of Control Agreement between Executive and NMG dated June 28, 2001 (the “2001 Agreement”). All capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A, which is attached hereto and incorporated fully herein by reference.

WHEREAS, Executive is employed “at will” as Senior Vice President and Chief Financial Officer of NMG and either Executive or NMG may terminate Executive’s employment at any time, with or without notice, and for any reason;

WHEREAS, in connection with the restructuring of the compensation and benefits provided to senior executives of NMG, including Executive, the Board of Directors of NMG has determined that stock option and restricted stock awards should be combined with appropriate post-employment and other restrictions designed to protect the legitimate business interests of NMG and its Affiliates;

WHEREAS, NMG and Executive will be entering into separate stock option and restricted stock agreements (the “Incentive Agreements”) effective November 20, 2002 that set forth the rights and obligations of NMG and Executive with respect to such awards;

WHEREAS, NMG has granted to Executive an ownership interest in NMG in the form of NMG stock;

WHEREAS, by virtue of his new position and responsibilities, Executive will have unique access to and knowledge of NMG’s trade secrets and other confidential and proprietary business information;

WHEREAS, Executive’s association with NMG to the exclusion of its competitors is anticipated to enhance NMG’s goodwill and Executive’s earning capacity;

WHEREAS, NMG and Executive mutually desire to protect NMG’s goodwill created by Executive’s association with NMG and NMG’s trade secrets and other confidential and proprietary business information and in recognition of the possible interruption of Executive’s earnings after the end of his NMG employment;

WHEREAS, NMG and Executive accordingly desire to make certain modifications to the provisions of the 2001 Agreement, necessitating its replacement with this Agreement; and

NOW, THEREFORE, in consideration of the Incentive Agreements and the promises and undertakings of the parties set out herein, and intending to be legally bound, Executive and NMG agree as follows:

1.  (a)                   While Executive is employed at-will by NMG, if NMG terminates Executive’s employment for any reason other than for “Cause,” his “Total Disability,” or his death, subject to paragraphs 1(c) and 1(d) below, NMG shall provide Executive with benefits (“Termination Benefits”) consisting of:

(1)        an amount equivalent to 1.5 times his then-current annual base salary, less required withholding, which amount would be paid over an 18-month period (hereinafter, the “Salary Continuance Period”) in regular, bi-weekly installments following such termination; and

(2)        if, at the time of his termination, Executive participates in a group medical insurance plan offered by NMG and Executive is eligible for and elects to receive continued coverage under such plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, NMG will reimburse Executive during the Salary Continuance Period or, if shorter, the period of such actual COBRA continuation coverage, for the total amount of the monthly COBRA medical insurance premiums actually paid by Executive for such continued medical insurance benefits.

For the purposes of determining whether or not NMG has terminated Executive’s employment under this paragraph I(a), any material, adverse change in the terms and conditions of his employment, including but not limited to a relocation of Executive’s place of business 50 miles or more from the current location, which change causes Executive to resign his employment with NMG, will be deemed a termination by NMG. A transfer of employment between NMG and its Affiliates shall not be considered as a termination of employment for purposes of this Agreement.

(b)          NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place. If NMG fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered a material, adverse change in the terms and conditions of Executive’s employment and will be deemed a termination by NMG for purposes of paragraph 1(a) of this Agreement if such failure causes Executive to resign his employment with NMG; provided that the Termination Benefits to which Executive would be entitled after such resignation pursuant to paragraph 1(a) of this Agreement shall be the sole remedy of Executive for any failure by NMG to obtain such agreement. As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or  assets of NMG that executes and delivers the agreement provided for in this paragraph 1(b) or that otherwise becomes obligated under this Agreement by operation of law.

(c)           If, in the reasonable judgment of NMG, Executive engages in any of the Restricted Activities described in paragraph 3 of this Agreement, NMG’s obligation to provide the Termination Benefits shall end as of the date NMG so notifies Executive in writing.

(d)          If Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with NMG, or if NMG reasonably believes in its sole judgment that Executive has committed any act or omission that would have entitled NMG to terminate his employment for Cause, whether such act or omission was committed during his employment with NMG or during the Salary Continuance Period, NMG may suspend any payments remaining pursuant to paragraph l(a) of this Agreement until the [mal resolution of such criminal or civil proceedings or until NMG has made a final determination in its sole judgment as to whether Executive committed such an act or omission. If Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if NMG determines in its sole judgment that Executive has committed such an act or omission, (1) NMG’s obligation to provide the Termination Benefits shall immediately end, and (2) Executive shall repay to NMG any amounts paid to him pursuant to paragraph 1(a) of this Agreement within 30 days after a written request to do so by NMG. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or NMG determines in its sole judgment that Executive has not committed such an act or omission, NMG shall pay to Executive any payments pursuant to paragraph 1(a) of this Agreement that it has suspended, with interest on such suspended payments at its cost of funds, and shall make any remaining payments due thereunder.

2.                                       Executive acknowledges and agrees that (a) NMG is engaged in a highly competitive business; (b) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (c) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the specialty retail business, his participation in or direction of NMG’s day-to-day operations and strategic planning as a result of his promotion will be an integral part of NMG’s continued success and goodwill; (e) given his new position and responsibilities, he necessarily will be creating Confidential Information that belongs to NMG and enhances NMG’s goodwill, and in carrying out his new responsibilities he in turn will be relying on NMG’s goodwill and the disclosure by NMG to him of Confidential Information; (f) he will have access to Confidential Information that could be used by any Competitor of NMG in a manner that would irreparably harm NMG’s competitive position in the marketplace and dilute its goodwill; and (g) he necessarily would use or disclose Confidential Information if he were to engage in competition with NMG. NMG acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its goodwill and Confidential Information in order to properly carry out his new responsibilities. NMG accordingly promises upon execution and delivery of this Agreement and in connection with Executive’s promotion to provide Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information. NMG and Executive thus acknowledge and agree that upon execution and delivery of this Agreement and in connection with the promotion of Executive and during his employment in his new position, Executive (a) will receive Confidential Information that is unique, proprietary, and valuable to NMG, (b) will create Confidential Information that is unique, proprietary, and valuable to NMG, and (c) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG has generated and from the Confidential Information. Accordingly, Executive acknowledges and agrees that at all times during his employment by NMG and thereafter:

(a)           all Confidential Information shall remain and be the sole and exclusive property of NMG;

(b)          he will protect and safeguard all Confidential Information;

(c)           he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of NMG to the extent necessary for the proper performance of his responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

(d)          if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify NMG in writing sufficiently in advance of any such disclosure to allow NMG the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(e)           at the end of his employment with NMG for any reason or at the request of NMG at any time, he will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium including electronic; and

(f)             absent the promises and representations of Executive in this paragraph and paragraph 3 below, NMG would not promote Executive, would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter into this Agreement or the Incentive Agreements.

3.                                       In consideration of NMG’s promises to promote Executive, provide him with new and additional Confidential Information, and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement and the Incentive Agreements, Executive agrees that, while he is employed by NMG and for a period of 18 months following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)           He will not directly or indirectly disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

(b)          He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing those services;

(c)           He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person’s or entity’s business from NMG or any of its Affiliates; and

(d)          He will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, representative, or consultant, with any Competitor of NMG or any of its Affiliates, unless (1) he has advised NMG in writing in advance of his desire to undertake such activities and the specific nature of such activities; (2) NMG has received written assurances (that will be designed, among other things, to protect NMG’s and its Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and Executive that are, in NMG’s sole discretion, adequate to protect its interests; (3) NMG, in its sole discretion, has approved in writing such association; and (4) Executive and the Competitor adhere to such assurances. This restriction (1) extends to the performance by Executive, directly or indirectly, of the same or similar activities Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (2) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates. Executive shall not be in violation of this paragraph 3(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the’-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one (1) percent of all such shares of stock or other securities issued and outstanding. Executive acknowledges and agrees that engaging in the activities restricted by this subparagraph would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of NMG.

Executive acknowledges and agrees that the restrictions contained in this paragraph 3 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in paragraph 2 of this Agreement and in the Incentive Agreements; that NMG’s promises and undertakings set forth in paragraph 2 of this Agreement and in the Incentive Agreements, Executive’s new position and responsibilities with NMG, and NMG granting to Executive ownership in NMG in the form of NMG stock, give rise to NMG’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this paragraph 3 and his common- law obligations and duties owed to NMG; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify NMG in writing should he believe or be advised that the restrictions are not valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of NMG and Executive under paragraphs 2 and 3 of this Agreement are not contingent on the duration of Executive’s employment with NMG; and that absent the promises and representations made by Executive in this paragraph 3 and paragraph 2 above, NMG would not promote Executive, would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter into this Agreement or the Incentive Agreements.

4.                                       The Termination Benefits constitute all of NMG’s obligations to Executive with respect to the end of Executive’s employment with NMG. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of NMG in which Executive is participating at the time of his termination of employment or resignation.

5.                                       Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of paragraphs 2 or 3 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to NMG at law or equity. Executive acknowledges and agrees that NMG shall be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, in the event he breaches this Agreement. Executive acknowledges and agrees that no breach by NMG of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

6.                                       If the provisions of paragraphs 2 or 3 of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

7.                                       This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the ending of Executive’s at-will employment and the subject matter of this Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

8.                                       The validity, performance and enforceability of this Agreement shall be determined and governed by the laws of the State of Texas, without regard to its conflict of laws principles. NMG and Executive agree that the exclusive forum for any action concerning this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas, with respect to a state court, or the Dallas Division of the United States District Court for the Northern District of Texas, with respect to a federal court. EXECUTIVE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY NMG TO FEDERAL COURT OF ANY SUCH ACTION HE MAY BRING AGAINST IT IN STATE COURT. EXECUTIVE AND NMG FURTHER HEREBY MUTUALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT.

9.                                       Executive’s promises and obligations under this Agreement shall survive the end of his employment with NMG, and such promises and obligations shall inure to the benefit of any Affiliates, subsidiaries, divisions, successors, or assigns of NMG.

THE NEIMAN MARCUS GROUP, INC.

/s/ James E. Skinner	By:	/s/ Marita O’Dea
James E. Skinner		Marita O’Dea, Senior Vice President

APPENDIX A

Definitions

1.                                       “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

2.                                       “Cause” means, in NMG’s reasonable judgment, (i) a breach of duty by Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (ii) conduct that is materially detrimental to NMG, monetarily or otherwise, or reflects unfavorably on NMG or Executive to such an extent that NMG’s best interests reasonably require the termination of Executive’s employment; (iii) acts of Executive in violation of his obligations under this Agreement or at law; (iv) Executive’s failure to comply with or enforce NMG’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) Executive’s repeated insubordination or failure to comply with or enforce other personnel policies of NMG or its Affiliates; (vi) Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to NMG or its Affiliates; or (vii) Executive’s conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to, a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, however, that with respect to items (v) ~d (vi), Executive has been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

3.                                       “Competitor” means (i) the person or entity that owns or operates Saks Incorporated, Nordstrom, Inc., or Barneys New York, Inc.; (ii) the successors to or assigns of the persons or entities identified in (i); and (iii) any other person or entity that owns or operates a luxury specialty retail store.

4.                                       “Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding: any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.

5.                                      “Total Disability” means that, in NMG’s reasonable judgment, either (i) Executive has been unable to perform his duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (ii) Executive has become totally and permanently incapable of performing the usual duties of his employment with NMG on account of a physical or mental impairment.